Exhibit 99.1

Spark Therapeutics’ Biologics License Application for Investigational Voretigene Neparvovec Accepted for Filing by FDA

FDA grants Priority Review with Prescription Drug User Fee Act (PDUFA) date of Jan. 12, 2018

LUXTURNATM (voretigene neparvovec) unveiled as proposed trade name

PHILADELPHIA, July 17, 2017--Spark Therapeutics (NASDAQ:ONCE), a fully integrated gene therapy company dedicated to challenging the inevitability of genetic disease, announced today that the U.S. Food and Drug Administration (FDA) has accepted for filing the Biologics License Application (BLA) and granted Priority Review for voretigene neparvovec, an investigational, potential one-time gene therapy candidate for the treatment of patients with vision loss due to confirmed biallelic RPE65-mediated inherited retinal disease (IRD). The investigational gene therapy, which has the proposed trade name LUXTURNA™ (voretigene neparvovec), has the potential to be both the first pharmacologic treatment for IRD and the first gene therapy for a genetic disease in the United States.

Priority Review is granted to therapeutics that would offer major advances over existing therapies or would provide a treatment where no adequate therapy exists. FDA’s goal for taking an action on Priority Review applications is six months. For the review of LUXTURNA, FDA has assigned a PDUFA date of Jan. 12, 2018.

“FDA acceptance for filing of our BLA for LUXTURNA is an important development for people living with RPE65-mediated IRD, a significant milestone for the gene therapy field, and a strong testament to the dedication of our collaborators and employees,” said Jeffrey D. Marrazzo, chief executive officer of Spark Therapeutics. “As we work closely with FDA in the months ahead, we will remain steadfast in our commitment to bring this important investigational therapy to people living with RPE65-mediated IRD who currently have no pharmacologic treatment options.”

Investigational LUXTURNA is intended to be administered one time per eye in patients with vision loss due to biallelic RPE65-mediated IRD. A natural history study has shown that people with this IRD eventually progress to complete blindness.

“Today’s announcement is an important and exciting step forward in the effort to treat blindness caused by inherited retinal diseases,” commented Gordon Gund, co-founder and chairman emeritus, Foundation Fighting Blindness (FFB), a nonprofit organization focused on research for preventing and treating blindness caused by IRDs. “While we await the FDA review process, it is fitting to note that FFB is proud to have been a part of the early support of the research that led to the development of this potential therapy.”

LUXTURNA Clinical Trial Overview
The safety and efficacy of LUXTURNA were assessed in two open-label Phase 1 trials, which continue to follow participants who received LUXTURNA between 2007 and 2012, and one open-label, randomized, controlled Phase 3 trial. Following the one-year control period of the Phase 3 study, all control participants elected to cross over and received LUXTURNA; long-term safety and efficacy continue to be assessed in the Phase 3 participants who received LUXTURNA between 2013 and 2015. The clinical trial program included 41 participants with vision loss aged four to 44 at the time of first administration. Confirmed biallelic RPE65 mutations and the presence of sufficient viable retinal cells were established in all participants.

LUXTURNA Phase 3 clinical trial data, including data from the intent-to-treat population of all randomized participants through the one-year time point, were published in The Lancet. Results showed a statistically significant and clinically meaningful difference between intervention (n=21) and control participants (n=10) at one year, per the clinical trial’s primary endpoint, mean bilateral multi-luminance mobility testing (MLMT) change score (difference of 1.6; 95% CI, 0.72, 2.41; p=0.001). In addition, participants who received LUXTURNA showed a marked difference compared to control participants across the first two secondary endpoints: full-field light sensitivity threshold (FST) testing (p<0.001) and the mobility test change score for the first injected eye (p=0.001). A third secondary endpoint, the change in visual acuity (VA) averaged over both eyes, was not statistically significant between intervention and control participants (p=0.17).

On average, participants in the original Phase 3 intervention group maintained functional gains observed by the day-30 visit through at least two years, as measured by MLMT and FST. The more than 100-fold (or greater than two log units) average improvement in FST testing observed in the original intervention group at one year, similarly, was maintained through at least two years.

In continuation of the trial to include crossover of the control group to receive LUXTURNA, 93 percent (27 of 29) of all treated Phase 3 trial participants saw a gain of functional vision as assessed by bilateral MLMT over the follow-up period of at least one year from administration of LUXTURNA to each eye. Additionally, 72 percent (21 of 29) of all Phase 3 trial participants receiving LUXTURNA successfully completed MLMT at the lowest light level evaluated (1 lux) at one year.

Data from a cohort of the Phase 1 clinical trial, in which investigational LUXTURNA was administered to the contralateral, or second previously uninjected eye, showed mean improvements in functional vision and visual function. These improvements were maintained through at least three years, as measured by both MLMT and FST testing. This cohort of participants (n=8) received the same dose of LUXTURNA that was administered in the Phase 3 trial and would have met the Phase 3 eligibility criteria.

No serious adverse events (SAEs) associated with LUXTURNA or deleterious immune responses have been observed. Two ocular SAEs were reported in the clinical program. There was one SAE related to the surgical procedure in one eye of a Phase 3 participant, in which there was foveal thinning and a sustained reduction in VA. One additional ocular SAE was reported in one eye of a Phase 1 participant in which the treatment for bacterial endophthalmitis led to elevated intraocular pressure and subsequent optic atrophy. There were three non-serious AEs of retinal deposit (subretinal precipitate) in three participants (three eyes) that were considered to be related to LUXTURNA. All three of these events were mild in intensity, transient in nature and resolved without consequences. The most common adverse reactions related to LUXTURNA reported in 10 percent or greater of the combined Phase 1 and Phase 3 trial participants included conjunctival hyperemia, cataract, intraocular pressure increased, and retinal tear.

About RPE65-mediated Inherited Retinal Disease (IRD)
Inherited retinal diseases (also known as inherited retinal dystrophies) are a group of rare blinding conditions caused by one of more than 220 different genes. People living with IRD due to biallelic RPE65 gene mutations often experience night blindness (nyctalopia) due to decreased light sensitivity in childhood or early adulthood and involuntary back-and-forth eye movements (nystagmus). As the disease progresses, individuals may experience loss in their peripheral vision, developing tunnel vision, and eventually, they may lose their central vision as well, resulting in total blindness. Independent navigation becomes severely limited, and vision-dependent activities of daily living are impaired. There are currently no approved pharmacologic treatment options for this disease.

About Gene Therapy
Gene therapy is an investigational approach to treat or prevent genetic disease by seeking to augment, replace or suppress one or more mutated genes with functional copies. It addresses the root cause of an inherited disease by enabling the body to produce a protein or proteins necessary to restore health or to stop making a harmful protein or proteins, with the potential of bringing back function in the diseased cells and slowing disease progression. To deliver the functional gene into the cell, a vector is used to transport the desired gene and is delivered either intravenously (IV) or injected into specific tissue. The goal is to enable, through the one-time administration of gene therapy, a lasting therapeutic effect.

About Spark Therapeutics
Spark Therapeutics, a fully integrated company, strives to challenge the inevitability of genetic disease by discovering, developing, and delivering gene therapies that address inherited retinal diseases (IRDs), neurodegenerative diseases, as well as diseases that can be addressed by targeting the liver. Our validated platform successfully has delivered proof-of-concept data with investigational gene therapies in the retina and liver. Our most advanced investigational candidate, with proposed trade name LUXTURNA™ (voretigene neparvovec), is currently under Priority Review with FDA for the treatment of biallelic RPE65-mediated IRD. It previously received breakthrough therapy and orphan product designations from FDA and orphan product designations from the European Medicines Agency (EMA). The pipeline also includes SPK-7001 in a Phase 1/2 trial for choroideremia, and two hemophilia development programs: SPK-9001 (which also has received both breakthrough therapy and orphan product designations by FDA, and access to the PRIority MEdicines (PRIME) Program by the EMA) in a Phase 1/2 trial for hemophilia B being developed in collaboration with Pfizer, and SPK-8011, in a Phase 1/2 trial for hemophilia A to which Spark Therapeutics retains global commercialization rights. For more information, visit www.sparktx.com.

Cautionary note on forward-looking statements
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's product candidate LUXTURNA™ (voretigene neparvovec). Any forward-looking statements are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that: (i) our BLA submitted for LUXTURNA to the FDA may not be approved; (ii) the data from our Phase 3 clinical trial of LUXTURNA may not support labeling for all biallelic RPE65 mutations other than Leber congenital amaurosis (LCA); and (iii) the improvements in functional vision demonstrated by LUXTURNA in our clinical trials may not be sustained over extended periods of time. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the "Risk Factors" section, as well as discussions of potential risks, uncertainties and other important factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other filings we make with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Spark undertakes no duty to update this information unless required by law.

Investor Contact:                        Media Contact:
Ryan Asay                            Monique da Silva
Ryan.asay@sparktx.com                     Monique.dasilva@sparktx.com
(215) 239-6424                            (215) 282-7470

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